                               STATE OF DELAWARE
                               SECRETARY OF STATE
                            DIVISION OF CORPORATIONS
                           FILED 09:00 AM 11/08/1996
                               960326801-2682172

                                                                     Exhibit 3.1
                          CERTIFICATE OF INCORPORATION

                                       OF

                          CMHC ACQUISITION CORPORATION

        1. Name. The name of the Corporation is CMHC Acquisition Corporation.

        2. Registered Office and Agent. The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is Corporation Service Company.

        3. Purpose. The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware and to possess and exercise all of the powers and privileges granted by such law and any other law of Delaware.

        4. Authorized Capital. The aggregate number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares, all of which are of one class and are designated as Common Stock and each of which has a par value of one cent ($.01).

        5. Incorporator. The name and mailing address of the incorporator are Robin L. Foelster, 4000 Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania 19103-2793.

        6. Bylaws. The board of directors of the Corporation is authorized to adopt, amend or repeal the bylaws of the Corporation, except as otherwise specifically provided therein.

        7. Elections of Directors. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

        8. Right to Amend. The Corporation reserves the right to amend any provision contained in this Certificate as the same may from time to time be in effect in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder are subject to such reservation.

        9. Limitation on Liability. The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the General Corporation Law of Delaware. Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Section 9 shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

Dated: November 8, 1996


                                        /s/ Robin L. Foelster
                                        -----------------------------------
                                        Robin L. Foelster
                                        Incorporator

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                          CMHC ACQUISITION CORPORATION




                  CMHC Acquisition Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), does hereby certify:

         FIRST: That by written consent of the board of directors dated November 22, 1996, a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Company, declaring said amendment to be advisable and calling for consideration of said proposed amendment by the sole stockholder of the Company. The resolution setting forth the amendment is as follows:


                  RESOLVED, that it is hereby proposed that Article 1 of the Certificate of Incorporation of the Company be amended so that the same as amended would read as follows:

                       1. Name. The name of the Corporation is CLARK Material
                          Handling Company.

         SECOND: That thereafter, pursuant to the resolution of the board of directors, the proposed amendment was approved by the sole stockholder of the Company by written consent dated November 22, 1996.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

                  IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by Michael J. Grossman, its Secretary, this 22nd day of November, 1996.


                                       CMHC ACQUISITION CORPORATION



                                       By: /s/ Michael J. Grossman
                                          -------------------------------------
                                          Michael J. Grossman
                                          Secretary

                                      -2-